UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 9, 2011

THE MOSAIC COMPANY

(Exact name of registrant as specified in its charter)

Delaware	001-32327	20-1026454
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3033 Campus Drive Suite E490 Plymouth, Minnesota		55441
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (800) 918-8270

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Compensatory Arrangements for Named Executive Officers

On June 9, 2011, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of The Mosaic Company (the “Company”) approved a special cash compensation program (the “New Horizon Special Compensation Awards”) to recognize significant contributions to the success of the May 25, 2011 split-off (the “Split-off”) by Cargill, Incorporated (“Cargill”) of its approximately 64% equity interest in the Company, including approval by the Company’s stockholders at a special meeting held on May 11, 2011 and the sale of 115.0 million shares of the Company’s stock by certain former Cargill stockholders and debt holders on May 25, 2011. In addition, on June 14, 2011, the Board, upon the recommendation of the Committee, approved a New Horizon Special Compensation Award to the Company’s Chief Executive Officer and President. The Split-off represents the culmination of over three years of effort by a number of the Company’s officers and employees, and we expect that it will benefit us by improving our long-term strategic and financial flexibility, as well as greatly increasing the liquidity of our common stock. The Committee approved an aggregate of approximately $7 million of New Horizon Special Compensation Awards to more than three dozen officers and employees who played material roles in contributing to the success of the Split-off, including the following awards to the Company’s “named executive officers” within the meaning of Instruction 4 to Item 5.02 of Form 8-K: James T. Prokopanko, Chief Executive Officer and President, Richard L. Mack, Executive Vice President, General Counsel and Corporate Secretary, and Lawrence W. Stranghoener, Executive Vice President and Chief Financial Officer, $1 million each; and James (“Joc”) C. O’Rourke, Executive Vice President – Operations, $500,000.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE MOSAIC COMPANY

Date: June 15, 2011	By:	/s/ Richard L. Mack
	Name:	Richard L. Mack
	Title:	Executive Vice President, General Counsel and Corporate Secretary